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                                                                    Exhibit 11.1

                              HEALTHGATE DATA CORP.
                                 LOSS PER SHARE

                                                                          YEAR ENDED DECEMBER 31,
Computation of loss per share:                                   1997               1998                1999
                                                              -----------        -----------        ------------
Net loss                                                      $(2,541,158)       $(2,877,529)       $(16,731,863)

Net loss attributable to common stockholders                  $(3,080,802)       $(3,472,358)       $(25,469,160)

Shares used in computing basic and diluted net loss per
share attributable to common stockholders                       4,543,447          4,547,559           4,662,080

Basic and diluted net loss per share                          $     (0.68)       $     (0.76)       $      (5.46)
                                                              ===========        ===========        ============

Shares used in computing proforma basic and diluted
net loss per share                                              8,974,288          9,219,587          11,368,777

Proforma Basic and diluted net loss per share                 $     (0.28)       $     (0.31)       $      (1.47)
                                                              ===========        ===========        ============


This schedule contains summary financial information extracted from Form 10-K and is qualified in its entirety to such financial statements.